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As filed with the Securities and Exchange Commission on January 21, 2009

Registration No. 333-156117

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RUSORO MINING LTD.
(Exact name of Registrant as specified in its charter)

British Columbia (Province or other jurisdiction of incorporation or organization)	1040 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Suite 2164 – 1055 Dunsmuir Street
Four Bentall Centre
Vancouver, BC V7X 1B1
Tel (604) 632-4044
(Address and telephone number of Registrant's principal executive offices)

Gersten Savage LLP
600 Lexington Avenue
9th Floor
New York, NY 10022
(212) 752-9700
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

John H. Riley, Esq. Gersten Savage LLP 600 Lexington Avenue 9th Floor New York, NY 10022 (212) 752-9700	Jonathan A. Van Horn, Esq. Dorsey & Whitney LLP Suite 1500 50 South Sixth Street Minneapolis, MN 55402 (612) 340-2600	Michael Kennedy Anfield Sujir Kennedy & Durno Barristers & Solicitors 1600 – 609 Granville Street Pacific Centre, Vancouver, B.C., V7Y 1C3 (604) 669-1322

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below).
	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
	2.	☐
pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Shares	224,321,763	$67,296,528.90	$2,644.75(3)

(1)
Represents the maximum number of Rusoro Mining Ltd. ("Rusoro") common shares estimated to be issuable upon consummation of the exchange offer for all of the outstanding Class A common shares ("Gold Reserve Shares") and equity units ("Gold Reserve Equity Units") of Gold Reserve Inc. ("Gold Reserve").

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to the product of (i) $0.30, which is the average of high and low sale prices of Gold Reserve Class A Common Shares as reported on the New York Stock Exchange Alternext US LLC, the principal trading market for Gold Reserve Class A Common Shares, on December 11, 2008, and (ii) the sum of 74,072,185, which is the estimated number of Gold Reserve Class A Common Shares outstanding as of November 12, 2008 (assuming full conversion or exercise, prior to the Expiry Time of the Offer period, of all outstanding and exercisable options and convertible Gold Reserve Notes for or into Gold Reserve Class A common shares), and 701,736, which is the estimated number of Gold Reserve Equity Units outstanding as of November 12, 2008, multiplied by (iii) the exchange ratio of 3 Rusoro common shares for each Gold Reserve Share and Gold Reserve Equity Unit.

(3)
Previously paid.

 PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Item 1.    Home Jurisdiction Document.

        This Amendment No. 4 to the registration statement on Form F-10 (the "Registration Statement") is filed by Rusoro Mining Ltd., a corporation existing under the Business Corporations Act (British Columbia) ("Rusoro" or the "Registrant").

        This Amendment No. 4 amends and supplements the Registration Statement relating to the offer by Rusoro to purchase all of the issued and outstanding Class A common shares (the "Gold Reserve Shares") of Gold Reserve Inc. ("Gold Reserve") and all of the issued and outstanding equity units (the "Gold Reserve Equity Units" and together with the Gold Reserve Shares, the "Gold Reserve Equity") together with the associated rights (the "SRP Rights") issued under the Shareholder Rights Plan of Gold Reserve, and including any Gold Reserve Equity that may become issued and outstanding after the date of the Offer but prior to the expiry time of the Offer, upon the conversion, exchange or exercise of any securities of Gold Reserve (other than SRP Rights) that are convertible into or exchangeable or exercisable for Gold Reserve Equity (the "Offer"). The Offer is subject to the terms and conditions set forth in Rusoro's Offer to Purchase and Circular dated December 15, 2008, as amended by the Corrected Offer to Purchase and Circular dated December 15, 2008, which was previously filed as Exhibit 1.4 to the Registration Statement (the "Offer and Circular") and related Letter of Transmittal and Notice of Guaranteed Delivery, copies of which were previously filed as Exhibits 1.2 and 1.3, respectively, to the Registration Statement, as amended and supplemented by the terms of the Notice of Variation dated January 19, 2009 (filed herewith as Exhibit 1.5) (the "Notice of Variation").

        The information set forth in the Offer and Circular and the Notice of Variation, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated by reference in response to all items of information required to be included in, or covered by, a registration statement on Form F-10 and is supplemented by the information specifically provided herein.

        Capitalized terms used herein and not defined herein have the respective meaning assigned to such terms in the Offer and Circular as supplemented and amended.

Item 3.  Informational Legends.

        See page ii of the Offer and Circular and Notice of Variation.

Item 4.  Incorporation of Certain Information by Reference.

        See "Information About Rusoro — Rusoro Documents Incorporated by Reference and Further Information" in Section 8 of the Circular in the Offer and Circular. As required by this Item, the Offer and Circular provides that copies of the documents incorporated therein by reference may be obtained on request without charge from the Corporate Secretary, Rusoro Mining Ltd., Suite 2164, 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1B1, Canada or by telephone at (604) 632-4044.

I-1

 PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

        Under the Business Corporations Act (British Columbia), current or former directors or officers of a company or an associated corporation, or any of their heirs and personal or other legal representatives, are eligible to be indemnified by the company (each, an "eligible party").

        A company may indemnify an eligible party against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, certain proceedings incurred in connection with eligible proceedings and certain associated reasonable expenses. In certain circumstances, a company may advance expenses.

        A company must not indemnify an eligible party in certain circumstances, including where the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or where, in proceedings other than civil proceedings, the eligible party did not have reasonable grounds for believing that the eligible party's conduct was lawful. In addition, a company must not indemnify an eligible party in proceedings brought against the eligible party by or on behalf of the company or an associated corporation.

        Under the Articles of Rusoro, and subject to the British Columbia Business Corporations Act, Rusoro must indemnify and advance expenses of a director or former director of Rusoro and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in an eligible proceeding.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Rusoro pursuant to the foregoing provisions, Rusoro has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

Exhibits

        The following exhibits have been filed as part of this Amendment No. 4 to the Registrant's Registration Statement on Form F-10:

Exhibits	Description
1.5	Notice of Variation of Offer to Purchase dated January 19, 2009 (filed herewith).
4.31
Press Release dated January 19, 2009 relating to Rusoro's extension of the expiry date of the Gold Reserve takeover bid and Rusoro's comments on Gold Reserve's proposal to sue Venezuelan government (incorporated herein by reference to Rusoro's filing pursuant to Rule 425 filed with the Commission on January 20, 2009).

II-2

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        Rusoro undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission ("Commission") staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrently with the filing of the initial Registration Statement on Form F-10, Rusoro filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 4 on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, United States, on January 21, 2009.

RUSORO MINING LTD. (Registrant)
By:	/s/ ANDRE AGAPOV Andre Agapov Chief Executive Officer

III-2

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement on Form F-10 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date Signed

/s/ ANDRE AGAPOV Andre Agapov		Chief Executive Officer and Director (principal executive officer)	January 21, 2009
/s/ GARY WARNEKE Gary Warneke		Interim Chief Financial Officer (principal financial officer and principal accounting officer)	January 21, 2009
/s/ GEORGE SALAMIS George Salamis		President and Director	January 21, 2009
* Vladamir Agapov		Chairman of the Board	January 21, 2009
* Jay M. Kaplowitz		Director	January 21, 2009
* Abraham Stein		Director	January 21, 2009
* Dmitry Ushakov		Director	January 21, 2009
* John Reynolds		Director	January 21, 2009
* Peter Hediger		Director	January 21, 2009
* Gordon Keep		Director	January 21, 2009
*By:	/s/ ANDRE AGAPOV Andre Agapov Attorney in Fact

III-3

 AUTHORIZED REPRESENTATIVE
IN THE UNITED STATES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that he is the duly authorized United States representative of Rusoro Mining Ltd. and has duly caused this Amendment No. 4 on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of January 2009.

GERSTEN SAVAGE LLP
By:	/s/ JOHN H. RILEY John H. Riley, Esq.

III-4

 EXHIBITS

Exhibits	Description
1.1	Offer to Purchase and Circular dated December 15, 2008.*
1.2	Letter of Transmittal.*
1.3	Notice of Guaranteed Delivery.*
1.4	Corrected Offer to Purchase and Circular dated December 15, 2008.*
1.5	Notice of Variation of Offer to Purchase dated January 20, 2009 (filed herewith).
4.1	Annual Information Form for the year ended December 31, 2007 dated December 12, 2008.*
4.2
Audited Consolidated Financial Statements, including the notes thereon, and together with the auditors' report, as at December 31, 2007 and 2006 and for each of the years in the two-year period ended December 31, 2007, reconciled to U.S. GAAP.*
4.3	Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2007.*
4.4	Management Information Circular dated August 8, 2008 for Rusoro's 2008 Annual Meeting of Shareholders held on September 12, 2008.*
4.5
Unaudited Interim Consolidated Financial Statements, including the notes thereon, as at September 30, 2008 and December 31, 2007 and for the three months and the nine months ended September 30, 2008 and 2007, reconciled to U.S. GAAP.*
4.6	Management's Discussion and Analysis of Financial Condition and Results of Operations as at September 30, 2008 and for the three months and the nine months ended September 30, 2008.*
4.7
Material change report dated July 20, 2008 announcing Rusoro's partnering with the Venezuelan Government for gold mining opportunities and the completion of the acquisition of the Hecla-Venezuela assets, being the Block B — Isidora mining leases and the La Camorra mill facility in Bolivar State, Venezuela.*
4.8	Material change report dated July 11, 2008 announcing the grant by Rusoro of 4,160,000 incentive stock options to directors, officers, employees and consultants.*
4.9	Material change report dated July 11, 2008 announcing the grant by Rusoro of an additional 12,125,000 incentive stock options to directors, officers, employees and consultants.*
4.10	Material change report dated June 29, 2008 announcing the closing of the second tranche of its financing to acquire certain Venezuelan assets of Hecla Mining Company.*
4.11
Material change report dated June 20, 2008 announcing that Peter Hambro Mining Plc. has agreed to make an investment in Rusoro and its affiliates as part of its senior securities exchangeable loan, with the remainder of the loan being funded by a syndicate.*
4.12	Material change report dated June 2, 2008 announcing previously unreleased drill results for all outstanding holes from 2007 and additional results from the first quarter of 2008.*
4.13
Material change report dated May 26, 2008 announcing the appointment of Mr. Matias Herrero as Vice President Finance and the appointment of Gary Warnecke as interim Chief Financial Officer as of May 15, 2008.*
4.14	Press Release, dated December 15, 2008 relating to the launch of the Offer.*
4.15	Form 51-102F4 Business Acquisition Report (amended and restated) dated February 13, 2008 in respect of the Gold Fields Netherlands Services B.V. Business Combination.*
4.16	Investor Presentation.*
4.17	Notice of Offer to Purchase all of the outstanding Gold Reserve Equity of Gold Reserve Inc. by Rusoro Mining Ltd.*

Exhibits	Description
4.18	Information Agent Line Brief.*
4.19	Press Release, dated December 15, 2008 relating to the launch of the Offer.*
4.20	Press Release, dated December 16, 2008 relating to Rusoro's commitment to its bid for Gold Reserve.*
4.21	CDS Lock Box Notice.*
4.22	Press Release, dated December 18, 2008, relating to Rusoro's commitment to defending against Gold Reserve's claim.*
4.23	Press Release, dated December 19, 2008, relating to Rusoro's gold production at Choco 10.*
4.24	Script pertaining to Business News Network interview of George Salamis.*
4.25	Press Release, dated December 19, 2008, relating to Rusoro's mailing of bid documents to Gold Reserve shareholders and amended filing.*
4.26	Material change report dated December 23, 2008, announcing results of operations for Rusoro's Choco 10 and Isidora mines.*
4.27	Press Release, dated December 29, 2008 relating to Gold Reserve management's continued attempt to disenfranchise its own shareholders.*
4.28	Press Release, dated January 5, 2009 relating to Rusoro's response to Gold Reserve's Director's Circular and ongoing defensive tactics.*
4.29	Press Release, dated January 14, 2009 relating to Rusoro's record gold production, record low cash costs for Q4, and receipt of a required permit for the Increible 6 mine.*
4.30	Amended Information Line Brief.*
4.31
Press Release dated January 19, 2009 relating to Rusoro's extension of the expiry date of the Gold Reserve takeover bid and Rusoro's comments on Gold Reserve's proposal to sue Venezuelan government (incorporated herein by reference to Rusoro's filing pursuant to Rule 425 filed with the Commission on January 20, 2009).
5.1	Consent of Blake, Cassels & Graydon LLP.*
5.2	Consent of Anfield Sujir Kennedy & Durno.*
5.3	Consent of Grant Thornton LLP.*
5.4	Consent of Espineira, Sheldon y Asociados.*
5.5	Consent of Neil G. Gow, B.Sc. (Hons.), P.Geo.*
5.6	Consent of William E. Roscoe, Ph.D., P. Eng.*
5.7	Consent of Dave Laudrum, P.Geo.*
5.8	Consent of Mr. Gregory Smith, P.Geo.*
5.9	Consent of Robert J. Leader, P. Eng.*
5.10	Consent of Ian R. Ward, P. Eng.*
5.11	Consent of Luke Evans, M.Sc., P. Eng.*
5.12	Consent of John Zbeetnoff, P. Geo.*
5.13	Consent of John Perry, P. Geo.*
5.14	Consent of Christopher Jacobs, C. Eng.*
5.15	Consent of Christopher R. Latanzi, P. Eng.*
5.16	Consent of Scott Wilson Roscoe Postle Associates Inc.*
5.17	Consent of Micon International Limited.*

Exhibits	Description
24	Powers of attorney authorizing certain signatories to execute this Form F-10.*
*
Previously filed.

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PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
  Item 1. Home Jurisdiction Document.
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking
  Item 2. Consent to Service of Process
SIGNATURES
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
  EXHIBITS